Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of the 14th day of June, 2021 (the “Effective Date”) by and between Kaival Brands Innovations Group, Inc. (the “Company”), and Mark L. Thoenes/MLT Consulting Services, LLC (the “Consultant”).

1.       SERVICES AND COMPENSATION

(a)                Consultant is being retained by the Company and engaged to perform the services described in Exhibit A (the “Services”), as may be requested by the Company during the term of the engagement, in accordance with the terms and conditions of this Agreement.

(b)               The Company agrees to pay Consultant the compensation set forth in Exhibit A in exchange for the performance of the Services, as may be requested by the Company, for the term of this Agreement.

(c)                The term of the engagement in this Agreement is expected to be approximately six and one-half (6 1/2) months beginning June 14th, 2021, and expiring on or about December 31st, 2021, and may be extended at any time only upon written agreement by the Company and the Consultant.

(d)               For the term of this agreement and any term extension, the Consultant and Company agree that the approved number of billable hours shall not exceed twenty (20) hours per week. In the event Company requires Consultant to provide work in excess of the approved hours, such additional time must be pre-approved by an authorized representative of the Company and Consultant will then be compensated for the additional worked hours, as set forth in Exhibit A.

2.       CONFIDENTIALITY

(a)                “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, business opportunities including operations, planning and marketing interests, finances or other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment and information which would, due to the nature of information disclosed or the circumstances surrounding disclosure, appear to a reasonable person to be confidential or proprietary.

(b)               Consultant will not, during or subsequent to the term of this Agreement, use the Company’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or disclose the Company’s Confidential Information to any third party, and it is understood that said Confidential Information shall remain the sole property of the Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Without the Company’s prior written approval, Consultant will not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with the Company.

(c)                Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant in confidence, if any, and that Consultant will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. Consultant will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorney fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.

(d)               Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

(e)               Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to the Company all of the Company’s property or Confidential Information in tangible form that Consultant may have in Consultant’s possession or control.

3.       OWNERSHIP

(a)                Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries, trade secrets or other intellectual property (collectively, “Inventions”) conceived, discovered, developed or reduced to practice by Consultant, solely or in collaboration with others, during the performance of the Services under this Agreement are the sole property of the Company. In addition, any Inventions which constitute copyrightable subject matter shall be considered “works made for hire” as that term is defined in the United States Copyright Act. Consultant further agrees to assign (or cause to be assigned) and does hereby assign fully to the Company all such Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

(b)               Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, or other intellectual property rights relating thereto. Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.

(c)                Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, the Company is hereby assigned all rights in connection with such Invention.

(d)               Consultant agrees that if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.

4.       REPORTS

Consultant agrees that it will from time to time during the term of this Agreement or any extension thereof keep the Company advised as to Consultant’s progress in performing the Services hereunder and that Consultant will, as requested by the Company, prepare written reports with respect thereto. It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of Consultant’s Services.

5.       CONFLICTING OBLIGATIONS

Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof and further certifies that Consultant will not enter into any such conflicting Agreement during the term of this Agreement.

6.       AGREEMENT NOT TO COMPETE

(a)    In view of Consultant’s access to the Company’s trade secrets and proprietary know-how, Consultant agrees that (s)he shall not participate directly or indirectly, in any business or activity that is in competition with the Company, in any capacity, whether as an owner, shareholder, partner, director, officer, employee, agent, independent contractor or consultant during the term of this Agreement.

(b)   Consultant further agrees that during the term and for 1 year (12 months) after termination of this Agreement, Consultant shall not, directly or indirectly, perform duties, provide services or solicit or accept business that is in competition with any business of the Company, in any capacity, whether as an owner, shareholder, partner, director, officer, employee, agent, independent contractor or consultant.

(c)    Should Consultant fail to abide by the foregoing agreement not to compete following termination of this Agreement, the 12-month non-competition period shall run from the date of compliance with this provision whether such compliance is obtained by court order or voluntarily.

7.       NON-SOLICITATION AND ANTI-RAIDING

During the term of this Agreement and for a period of two (2) years after termination of this Agreement, Consultant agrees that (s)he will not, directly or indirectly, either for his/herself, or as a stockholder, partner, investor, director, officer, employee, consultant, independent contractor, agent or in any other capacity:

(a)        Perform any services for or sell, solicit or attempt to sell any services to, or interfere with Company’s relationship with any person, company or other entity that was a customer of Company or was identified by Company as a prospective customer during the period that I was employed by Company. “Customer” means all persons, firms or entities that have either (i) sought or obtained Company’s services, (ii) contacted Company for the purpose of seeking or obtaining Company’s services, or (iii) been contacted by Company for the purpose of providing its services;

(b)        or solicit, hire or employ, or cause any other person, company or entity to solicit, hire or employ any employee or contractor retained or employed by Company.

8.       CONTACT WITH OTHERS CONCERNING THE COMPANY

(a)                Consultant shall not issue, authorize, or condone any comments or statements to the media, present, future, or future employees of the Company, or any individual or entity with which the Company has a business relationship that reflects upon the Company or encourages any action relating to the Company without prior authorization from the Company.

9.       TERM AND TERMINATION

(a)                This Agreement will commence on the Effective Date and will continue until the earlier of (i) the end of the term of this Agreement, or any extension or major modification of this Agreement thereof, or (ii) earlier termination as provided below.

(b)               Either party may terminate this Agreement upon forty-five (45) days written notice to the other party. Any such notice shall be addressed at the addresses shown below or such other address as either party may notify the other of and shall be deemed given upon delivery if personally delivered, or forty-eight (48) hours after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. The Company may terminate this agreement with less than a forty-five (45) day notification period, if such earlier notification period is mutually agreed upon in writing between the Company and the Consultant. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement.

(c)                Upon such termination all rights and duties of the parties toward each other shall cease except:

(i)            that the Company shall be obliged to pay, within ten (10) business days of the effective date of termination, all compensation payments unpaid and owing to the Consultant at the time of termination for the remaining term of this Agreement and related business expenses, if any, in accordance with the provisions of Section 1 (Services and Compensation) hereof; and

(ii)            Sections 2 (Confidentiality), 3 (Ownership) and 10(Independent Contractor) shall survive termination of this Agreement.

10.   ASSIGNMENT

Neither this Agreement nor any right hereunder nor any interest herein may be assigned or transferred by Consultant without the express written consent of the Company.

11.   INDEPENDENT CONTRACTOR

Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company, but Consultant shall perform the Services hereunder as an independent contractor. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon. Consultant further agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on Company (i) to pay in withholding taxes or similar items or (ii) resulting from Consultant’s being determined not to be an independent contractor.

12.   BENEFITS

Consultant acknowledges and agrees, and it is the intent of the parties hereto, that Consultant receives no benefits from the Company, either as an independent contractor or employee. If Consultant is reclassified by a state or federal agency or court as an employee for tax or other purposes, Consultant will become a non-benefit employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the benefit plans or programs of the Company in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits.

13.   ARBITRATION AND EQUITABLE RELIEF

(a)                Except as provided in Section 13(d) below, the Company and Consultant agree that any dispute or controversy arising out of, relating to or in connection with the interpretation, validity, construction, performance, breach or termination of this Agreement shall be settled by binding arbitration, in accordance with the rules then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction.

(b)               The arbitrator(s) shall apply state and federal law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Consultant hereby consents to the personal jurisdiction of the state and federal courts located in Oregon State for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c)                In the event of arbitration, the losing party shall pay the costs and expenses of such arbitration, and the prevailing party’s counsel fees and expenses.

(d)               Consultant agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 2, 3, 6, or 7 herein. Accordingly, Consultant agrees that if Consultant breaches Sections 2, 3, 6, or 7 the Company will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision. Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief and Consultant hereby consents to the issuances of such injunction and to the ordering of such specific performance.

(e)            CONSULTANT HAS READ AND UNDERSTANDS SECTION 13, WHICH DISCUSSES ARBITRATION. CONSULTANT UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, CONSULTANT AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF, EXCEPT AS PROVIDED IN SECTION 13(d), TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF CONSULTANT’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE RELATIONSHIP BETWEEN THE PARTIES.

14.   INDEMNIFICATION AND HOLD HARMLESS

To the maximum extent permitted by law, but except for gross negligence, willful misconduct or any intentional wrongful act, the Company hereby agrees to indemnify and fully hold harmless (including attorney fees) Consultant from any and all claims, demands, cause of action, fine or penalty that may be asserted by any third parties and arising from the performance of Consultant’s duties and responsibilities for the Company. The indemnification and covenants contained in this Section 14. shall survive the expiration or earlier termination of this Agreement. As used in this Section 14. , the term Company shall include authorized successors and assigns of the Company.

15.   INDEMNITY SURVIVAL

The Company’s obligation to indemnify the Consultant shall survive expiration or termination of this Agreement with respect to the proceedings or threatened proceedings based on acts or omissions of the Consultant occurring during the Consultant’s tenure with the Company and this Agreement. Such obligations shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Consultant’s heirs and personal representatives.

16.   GOVERNING LAW

This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Oregon.

17.   SEVERABILITY AND CONSTRUCTION.

If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be enforced to the extent consistent with applicable law; and (ii) the balance of the Agreement shall be enforceable in accordance with its terms.

This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

18.   ENTIRE AGREEMENT

This Agreement, together with exhibits hereto, is the entire agreement of the parties and supersedes any prior agreements between them, whether written or oral, with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Kaival Brands Innovations Group, Inc.	Mark L. Thoenes/MLT Consulting Services, LLC
(Company)	(Consultant)

/s/ Eric Mosser	/s/ Mark Thoenes
(Signature)	(Signature)

Eric Mosser	Mark Thoenes
(Print Name) Eric Mosser, COO	(Print Name) Mark L. Thoenes

June 9, 2021	June 9, 2021
Date	Date

Mark L. Thoenes/MLT Consulting Services, LLC 21153 SW Arapaho Court Tualatin, OR 97062 mltpacnw@gmail.com 503.701.6435

EXHIBIT A

SERVICES AND COMPENSATION

Statement of Work

1.                               Contact

Consultant’s principal Company contact: Roger Brooks, Board Director, Audit Committee Chairman. Secondary Company contacts include: Niraj Patel, CEO & President; Eric Mosser, COO, and; Melissa Kennedy, Controller

2.                               Services

1.       Scope of Consulting Work

Primary roles will be:

●	Perform as the Acting Chief Financial Officer of the Company and provide business/financial advisory services on an as-requested basis for the Company. Participate as a key contributor to the company’s business success during its continued early-stage business development and growth. Initial stages of statement of work development will include, but not be limited to:

- Document processes and time tables for monthly and quarterly financial close and reporting; P&L, balance sheet and cash flow. Identify any missing info. Improve as possible expanding on operating expense reporting categories.

- Review YTD FY 2021 financial reporting for accuracy and format.

- Develop a three month rolling forecast model, including cash flow that can be updated quarterly. Ascertain what level of detail is possible. Who should be responsible for what part of forecast input.

- Assess near term cash flow and financing needs, if any.

- Evaluate banking arrangements including reconciliation processes and opportunities to collect funds more expeditiously and streamline, if needed.

- Identify personnel needs for the finance/accounting function.

- Document payroll process.

- Document benefits and insurances.

- Document salary, salary change and bonus award processes.

- Develop a modeling format for a three year financial plan and a first pass financial plan.

- Develop a budget package/format for FY 2022.

- Recommend appropriate KPIs.

- Document existing internal controls. Recommend enhancements.

The Consultant and Company will mutually agree upon the days to perform these duties.

2.       Expected Outcome

●	Executive level Acting Chief Financial Officer performance and provision of advisory services on all business/financial requirements as defined by the Company, as directed by and coordinated through Roger Brooks and/or his designee(s).

3.       Tracking Requirements

●	Consultant is expected to fully track, with the provided documents:

o	Billable time,

o	How billable time is spent in various phases of the client engagement,

o	All engagement-related reimbursable business expenses,

●	All requested tracking reports will be submitted to Roger Brooks and/or his designee(s).

3.        Compensation

1.       Compensation Structure

(a) Services Fee: $130 per hourly rate paid in $U.S. dollars by the Company to the Consultant for the entire term of this Agreement.

(b) Expenses: The Company will reimburse the Consultant for any usual and customary business expenses as may be reasonably required to provide the services to the Company for the term of this Agreement (e.g. office supplies, travel time and mileage).

(c) Payments to Consultant: The Consultant will provide the Company a Statement of Services rendered, including hourly fees and expenses in a Consultant’s Tracking Report, every bi-weekly period during the term of this Agreement. The payments for Statement of Services rendered will be delivered to the Consultant within ten (10) business days upon receipt of the Statement of Services by the Company during the term of this Agreement.

4.        Modification

This Statement of Work may be updated or changed via written agreement between the Parties.